1. Name and Address of Reporting Person
   Cates, George E.
   6584 Poplar Avenue
   Suite 300
   Memphis, TN 38138-
2. Issuer Name and Ticker or Trading Symbol
   Mid-America Apartment Com. Inc (MAA)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   7/2002 R1
5. If Amendment, Date of Original (Month/Day/Year)
   08/09/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Preferred Stock                                                                           9000             I           JTWROS
Common Stock                       07/02/2002 T             72          A      $22.2069                    D
Common Stock                       07/31/2002 R             38.095      A      $25.4750   324547.4977      D
Common Stock                       07/31/2002 R             37.619      A      $25.4750   4261.7514        I           Spouse
Common Stock                                                                              10914.601        I           Keough Plan
Common Stock                                                                              5923.541         I           IRA
Common Stock                                                                              100263.9396      I           JTWROS
Common Stock                                                                              4863.884         I           Spouse IRA
Common Stock                                                                              -0               I           ESOP
                                                                                                                       Co-Trustee
Common Stock                                                                              0                I           Estate
                                                                                                                       Trustee
Common Stock                                                                              41360            I           George E.
                                                                                                                       Cates Family
                                                                                                                       L.P.

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $22.14                                               02/20/2011 Common                      36500    D
(Right to buy)                                                                 Stock
Stock Options  $22.1875                                             02/22/2010 Common                      36500    D
(Right to buy)                                                                 Stock
Stock Options  $22.25                                               02/17/2009 Common                      30000    D
(Right to buy)                                                                 Stock
Stock Options  $23.05                                               06/01/2000 Common                      50000    D
(Right to buy)                                                                 Stock
Stock Options  $28.9375                                             02/11/2008 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Option   $19.75                                               02/04/2004 Common                      80000    D
                                                                               Stock
Stock Option   $26.5                                                02/14/2006 Common                      25000    D
                                                                               Stock
Stock Option   $29.5                                                02/12/2007 Common                      40000    D
                                                                               Stock
Limited        $24.5                                                           Common                      197591   D
Partnership                                                                    Stock
Units
Limited        $28.5                                                           Common                      3642.44  D
Partnership                                                                    Stock
Units
Limited        $24.5                                                           Common                      38203    I       Spouse
Partnership                                                                    Stock
Units

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ George E. Cates

DATE
08/09/2002